[ANTs Software inc. Company Logo]

                                  Exhibit 10.3


  June 10, 2005

  Mr. Joseph Kozak


  Dear Joe:

  We pleased to offer you the position of President with the Company, reporting to Boyd Pearce, Chief Executive Officer of the Company. Your full-time employment shall commence on June 10, 2005.

  Your starting annual salary will be $200,000, payable semi-monthly subject to applicable withholding. You will be eligible to earn a bonus of up to an additional $200,000 contingent on your attainment of certain goals to be established by you and the Company. The Company and you may mutually agree to change or eliminate, at any time, the commission pay and goals, including without limitation the terms of the Plan. Salary and commission pay will be subject to applicable withholding. You will also be eligible to participate in employee benefit plans adopted by the Company from time to time. The Company will grant to you an option to purchase up to 375,000 shares of ANTs software inc. Common Stock, subject to vesting pursuant to the Company's 2000 stock option plan.

  By accepting this offer, you agree to devote, during your employment with the Company, your full business time and attention exclusively to the business and affairs of the Company and to comply in all respects with all of the Company's present and future policies.

  Your employment by the Company is not for a specified term, it is at-will, and may be terminated by you or the Company at any time without notice, for any reason and for no reason, with or without cause.

  If you accept this offer, the terms described in this letter shall be the terms of your employment. Any additions or modifications of these terms would have to be in writing and signed by you and an authorized representative. This letter represents all of the terms and conditions of the subject matter hereof and supersedes and replaces any previous understanding by or between you and the Company.

  Your employment pursuant to this offer is contingent on your executing the Company's standard confidentiality agreement, upon your providing the Company with the legally required proof of your identity and authorization to work in the United States and on the completion of background and reference checks to the satisfaction of the Board.

  We look forward to having you join the Company. If you accept the above-described offer, please return to me a signed copy of this letter. This offer will expire one week from the date of this letter if not accepted or extended by the Company.

             ANTs software inc.                    Agreed as stated above:
             A Delaware Corporation


         By:_______________________             By:_________________________
             Boyd Pearce                           Joseph Kozak
             President and Chief Executive Officer


700 Airport Blvd., Suite 300, Burlingame, CA 94010
650-931-0500 voice  650-931-0510 fax
www.ants.com